                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )*



                            JDN REALTY CORPORATION
                   -----------------------------------------
                               (Name of Issuer)




                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                 465917-10-2
                   -----------------------------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 4 pages

CUSIP NO. 465917-10-2                       13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Joe Donald Nichols
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
          (See Instructions)                                        (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,077,635
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None.
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,077,635
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,077,635
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ X ]
          (See Instructions)
          Excludes 679,674 shares owned by Elizabeth L. Nichols,
          ---------------------------------------------------------------------
          Mr. Nichols' wife.
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          IN
          ---------------------------------------------------------------------



                          PAGE   2   OF   4   PAGES
                               -----    -----

ITEM 1(a).   NAME OF ISSUER:

                                      JDN Realty Corporation

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                      359 East Paces Ferry Road
                                      Suite 400
                                      Atlanta, GA 30305

ITEM 2(a).   NAME OF PERSON FILING:

                                     Joe Donald Nichols

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                                      359 East Paces Ferry Road
                                      Suite 400
                                      Atlanta, GA 30305

ITEM 2(c).   CITIZENSHIP:

                                      UNITED STATES

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

                                      COMMON STOCK

ITEM 2(e).   CUSIP Number:

                                      465917-10-2

ITEM 3.     Not Applicable

ITEM 4.  OWNERSHIP.

      (a)   Amount beneficially owned: 2,077,635

      (b)   Percent of class: 6.0%

      (c)   Number of shares as to which the person has:

            (i)    Sole power to vote or to direct the vote - 2,077,635

            (ii)   Shared power to vote or to direct the vote - None

            (iii) Sole power to dispose or to direct the disposition of - 2,077,635

            (iv)   Shared power to dispose or to direct the disposition of -
                   None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable


ITEM 10. CERTIFICATIONS.

         Not applicable





                               Page 3 of 4 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      1/19/99
                      ------------------------------------------------------
                                  (Date)

                      /s/  J. Donald Nichols
                      -------------------------------------------------------
                                (Signature)

                      J. Donald Nichols, Chairman and Chief Executive Officer
                      -------------------------------------------------------
                                (Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)






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